EXHIBIT 10.12

Charles Bosenberg
13936 Albar Court
Saratoga, CA 95070

Dear Chuck:

NetIQ Corporation (the “Company”) is pleased to memorialize the terms and conditions of your employment as follows:

1.    Position.    You will serve in a full-time capacity as President and Chief Executive Officer of the Company and will be responsible for all of the duties customarily associated with the position of President and Chief Executive Officer. You will report to the Board of Directors of the Company (the “Board”).

2.    Board.    The Company intends and agrees to take all actions legally permitted to cause you to have a Board seat so long as you are serving as Chief Executive Officer. You and the Company understand that you will be elected Chairman of the Board upon the retirement of the current Chairman.

3.    Salary.    You will initially be paid a salary at the annual rate of $500,000, payable in accordance with the Company’s standard payroll practices. The Board will review your salary from time to time for possible increases. Except as specifically provided in this letter agreement, you will be provided employee benefits on the same basis as those benefits are generally made available to other executive officers.

4.    Bonus.    (a)  Annual Target Bonus.    You will be eligible to participate in the Company’s annual bonus plan for executives based on a percentage of your base salary, subject to the Company’s attainment of specified performance goals, as determined for any fiscal year by the Board’s Compensation Committee.

(b)  First-Year Bonus.    On the one-year anniversary of the commencement of your employment, unless your employment has terminated prior to such date, you will receive a guaranteed bonus of $500,000. If your employment is terminated by you or the Company for any reason prior to the one-year anniversary of the commencement of your employment, you will receive a pro-rated portion of such bonus for the period ending on the date of your termination. If your employment is terminated by the Company without Cause prior to the one-year anniversary of the commencement of your employment, you will receive a pro-rated portion of such bonus for an additional 90 days.

(c)  Signing Bonus.    You will receive an initial bonus of $180,000 upon the commencement of your employment; provided that you voluntarily terminate your employment prior to February 1, 2003, you agree to repay such amount in full and agree that the Company is entitled to withhold any such amount from any payments otherwise due to you upon such termination.

5.    Stock Options.    Subject to the approval of the Board or its Compensation Committee, which will occur no later than March 1, 2002, you will be granted an option to purchase 1.5 million shares of common stock, par value $0.001 per share, of the Company. The exercise price per share will be equal to the fair market value per share on the date the option is granted. As of the last day of each calendar month, one forty-eighth (1/48) of the shares subject to the option will vest and become exercisable (except as otherwise provided herein upon a Change of Control); provided that you are on each relevant date, and at all times since the date of grant of the option have been, in the employment of the Company or one of its affiliates. The option will be subject to the terms and conditions applicable to options granted under the Company’s stock incentive plan, as described in the plan and the award agreement evidencing the grant of your option. Notwithstanding the foregoing, with respect to the vesting period, grant date, exercise price per share, term and exercise period of the option, the provisions of the plan and award agreement are superseded by the provisions of this letter agreement to the extent of any inconsistency, except to the extent consented to by you in writing. If your employment with the Company is terminated for any reason, you will be entitled to exercise options vested as of the effective date of your termination for twelve (12) months following such termination.

6.    Period of Employment.    (a)  Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b)  Any purported termination of employment by the Company or by you must be communicated by written notice to the other party.

(c)  Notwithstanding anything in this letter agreement to the contrary, you will be obligated to execute a general release of claims in favor of the Company, in the form used generally by the Company in connection with termination of employment from time to time, as a condition to receiving benefits and payments under this letter agreement.

7.    Termination for Cause by the Company.    Notwithstanding anything in this letter agreement to the contrary, if your employment is terminated by the Company for Cause, you will be entitled to receive your salary earned but not paid to you prior to the effective date of the termination, plus all other amounts to which you are entitled under any compensation or benefit plan of the Company. All other benefits due to you following your termination of employment will be determined in accordance with the plans, policies and practices of the Company.

For purposes of this letter agreement, “Cause” means:

(i)  any willful and material act of personal dishonesty taken by you in connection with your responsibilities as Chief Executive Officer which is intended to result in your substantial personal enrichment;

(ii)  any willful act of fraud, embezzlement or other misconduct that materially damages the Company;

(iii)  any willful failure to follow the legal directives of the Board (other than failure to meet performance goals, objectives or measures), in each case in a manner that results in material damage to the Company, that is not corrected within thirty (30) days following written notice thereof to you by the Board, such notice to state with specificity the nature of the failure; provided that if such failure cannot be reasonably be corrected within thirty (30) days of written notice thereof, correction shall be commenced by you within thirty (30) days of written notice and may be corrected within a reasonable period thereafter; or

(iv)  any willful and material breach of any agreement with the Company, that is not corrected within thirty (30) days following written notice thereof to you by the Board, such notice to state with specificity the nature of the breach, provided that if the breach cannot reasonably be corrected within thirty (30) days of written notice thereof, correction shall be commenced by you within thirty (30) days and may be corrected within the reasonable period thereafter.

For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by you not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company.

8.    Termination Without Cause by the Company Not Following a Change of Control.    Notwithstanding anything in this letter agreement to the contrary, if, prior to a Change of Control (as defined in Exhibit A) or more than twelve months after a Change of Control, your employment is terminated by the Company without Cause or by you for Good Reason, you will be entitled to the following benefits:

(i)  salary earned but not paid to you prior to the effective date of the termination, plus all other amounts to which you are entitled under any compensation or benefit plan of the Company;

(ii)  severance pay for 90 days following the date of the termination, at a rate equal to your base salary in effect immediately prior to your termination, paid in accordance with the Company’s standard payroll practices, and a pro-rated portion of your target bonus for the period ending 90 days after the date of your termination; and

(iii)  continued eligibility to participate in all health, medical and dental benefit plans of the Company for which you were eligible immediately prior to such termination, or comparable coverage, for 90 days following the effective date of the termination, or, if sooner, until comparable health insurance coverage is available to you in connection with subsequent employment or self-employment (it being understood that the coverage for which you will continue to be eligible under this clause (iii) will be made available at no greater cost or tax cost to you than that applicable to you at the time of termination of employment).

For purposes of this letter agreement, “Good Reason” means (v) without your express written consent, any change in your job title (except that the Company may appoint a new President so long as you remain Chief Executive Officer) or reporting relationships or a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or your removal from such position, duties and responsibilities, unless you are provided with comparable duties, position and responsibilities; (w) without your express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction; (x) without your express written consent, a reduction by the Company of your base salary as in effect immediately prior to such reduction, other than in connection with an action affecting a majority of the executive officers of the Company; (y) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; or (z) without your express written consent, your relocation to a location more than fifty (50) miles from the Company’s current headquarters.

9.    Termination Within Twelve Months Following a Change of Control.    Simultaneously herewith, you and the Company will enter into a Change of Control Severance Agreement, substantially in the form attached hereto as Exhibit A.

10.    Voluntary Termination of Employment.    If you terminate your employment under circumstances other than those specified above, you will be entitled to the payments and benefits described for a termination of employment for Cause.

11.    Outside Activities.    (a)  During your employment with the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Board. During your employment with the Company, you also will not assist any person or organization in competing with the Company or its affiliates, in preparing to compete with the Company or its affiliates or in hiring any employees of the Company or its affiliates. During your employment with the Company, you will not own, directly or indirectly, any capital stock of any company which is in competition with any line of business conducted by the Company or its affiliates; provided that you may own, directly or directly, up to 1% of the outstanding capital stock of any publicly traded corporation. Notwithstanding the foregoing, you may continue to serve on all civic and charitable boards or committees on which you are currently serving and you may serve on other corporate, civic or charitable boards or committees with the consent of the Board so long as such service does not prevent you from carrying out your duties and responsibilities to the Company.

Without limiting the foregoing, you acknowledge and recognize the highly competitive nature of the businesses of the Company and its affiliates and accordingly agree that during your employment with the Company and for a period of twelve months after the termination of such employment:

(i)  you will not directly or indirectly induce any employee of the Company or any of its affiliates to terminate his or her employment with the Company or any of its affiliates; and

(ii)  you will not directly or indirectly solicit customers or suppliers of the Company based on confidential information of the Company or induce any such person to terminate his, her or its relationships with the Company.

(b)  In addition, you will not at any time (whether during or after your employment with the Company) knowingly make any statement, written or oral, or take any other action relating to the Company or its officers or directors that would disparage or otherwise harm the Company, its business or its reputation or those of any of its officers and directors.

(c)  It is expressly understood and agreed that although you and the Company consider the restrictions contained in this paragraph 11 to be reasonable, if a final judgment is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this letter agreement is an unenforceable restriction against you, the provisions of this letter agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this letter agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

12.    Confidentiality.    Simultaneously herewith, you and the Company will enter into a Confidential Information and Invention Assignment Agreement, substantially in the form attached hereto as Exhibit B.

13.    Material Inducement; Specific Performance.    You acknowledge and agree that the covenants entered into by you in paragraph 11 are essential elements of the parties’ agreement as expressed in this letter agreement, are a material inducement for the Company to enter into this letter agreement and the breach of any of those covenants would be a material breach of this letter agreement. You further acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of paragraph 11 would be inadequate. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

14.    Indemnification.    Simultaneously herewith, you and the Company will enter into an Indemnification Agreement, substantially in the form attached hereto as Exhibit C.

15.    Withholding Taxes.    All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes.

16.    Representations.    By signing this letter agreement, you represent and warrant to the Company that:

(x)  you are under no contractual commitments (including without limitation any noncompetition, nonsolicitation, proprietary information and inventions, shareholders’, investors’ or similar agreement) inconsistent with your obligations to the Company; and

(y)  you have no holdings in the capital stock of any company (other than holdings of less than 1% of the outstanding capital stock of a publicly traded corporation) which is in competition with any line of business conducted by the Company or its affiliates, except as disclosed in writing to the Company.

17.    Entire Agreement.    This letter agreement contains all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company or its affiliates.

18.    Amendment and Governing Law.    This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

19.    Arbitration.    (a)  Any dispute or controversy arising out of, relating to, or in connection with this letter agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding and confidential arbitration to be held in San Francisco, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)  The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. You hereby consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this letter agreement or relating to any arbitration in which the parties are participants.

(c)  The Company and you shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

20.    The Company agrees to pay all reasonable attorneys’ fees you incur in the preparation and negotiation of this letter agreement.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and returning it to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on January 25, 2002.

We look forward to having you join us on January 25, 2002.

Very truly yours,
NET IQ CORPORATION

By:	/S/ CHING-FA HWANG
Name: Ching-Fa Hwang Title: CEO

I have read and accept this employment offer:

By:	/S/ CHARLES M. BOSENBERG
Signature of Charles M. Bosenberg Dated: 1/25/2002